FORM 8-K
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): November 29, 2005
KAISER ALUMINUM & CHEMICAL
CORPORATION
(Exact name of Registrant as Specified in its Charter)

Delaware (State of incorporation)	1-3605 (Commission File Number)	94-0928288 (I.R.S. Employer Identification Number)

27422 Portola Parkway, Suite 350 Foothill Ranch, California	92610-2831
(Address of Principal Executive Offices)	(Zip Code)
(949) 614-1740
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Results of voting on Plan of Reorganization
On November 29, 2005, Kaiser Aluminum & Chemical Corporation (the “Company”) issued a press release announcing that the Company’s Second Amended Plan of Reorganization (the “Plan”) had been accepted by all classes of creditors entitled to vote on the Plan. A voting report filed with the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) by Logan & Company, the claims agent in the Company’s Chapter 11 case, indicates that on an aggregate basis over 90 percent of creditors who voted, representing more than 90 percent of the claim amounts that voted, accepted the Plan. Based on these voting results, the Company is positioned to proceed with confirmation of the Plan. The Disclosure Statement and the Company’s Form 10-Q for the period ended September 30, 2005 (the “September 2005 Form 10-Q”) provide additional detail on the Plan and the related proposed distributions.
Notwithstanding the broad creditor support for the Plan, certain objections to the Plan have been filed and some additional limited objections are expected. The Company, through its advisors, will attempt to reach a consensual resolution of as many of these objections as possible over the coming weeks. The Bankruptcy Court has scheduled hearings on January 9, 2006 and January 10, 2006 to consider confirmation of the Plan and hear any unresolved objections. In addition to the required confirmation of the Plan by the Bankruptcy Court, the United States District Court must affirm the confirmation. No assurances can be provided as to whether or when the Plan will be confirmed by the Bankruptcy Court, affirmed by the District Court, or ultimately consummated, and if consummated, as to the amount of distributions to be made to individual creditors.
A copy of the press release announcing the filing of the voting results on the Plan is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Settlement of Third Party Unsecured Pre-Petition Claim
In the September 2005 Form 10-Q, the Company disclosed that the Unsecured Creditors’ Committee (“UCC”) had recently been negotiating with a third party that had asserted an approximate $67.0 million claim for damages against Kaiser Bauxite Company (“KBC”), a debtor and wholly owned subsidiary of the Company, arising from KBC’s rejection of that party’s bauxite supply contract. No provision was included in the Company’s consolidated financial statements in the September 2005 Form 10-Q, as the Company did not believe that the claim was probable or reasonably estimatable at September 30, 2005.
The UCC’s negotiations have resulted in a settlement that the Company supports. Pursuant to the settlement, among other things, the Company has agreed to (a) allow the third party an unsecured pre-petition claim in the amount of $42.1 million (b) substantively consolidate KBC with certain of the other debtors solely for the purpose of treating that claim, and any other unsecured pre-petition claims of KBC, under the Plan and (c) modify the Plan to implement the settlement. In consideration of the settlement, the third party has, among other things, agreed to not object to the Plan. The settlement and the modifications to the Plan are subject to approval of the Bankruptcy Court. The Company has requested that the Bankruptcy Court consider the settlement and the modifications at a hearing to be held in December 2005. While the UCC, the Asbestos Claimants’ Committee, the Asbestos Future Claimants’ Representative, the Silica and Coal Tar Pitch Future Claimants’ Representative and the Salaried Retirees’ Committee have all consented to the settlement and the modifications, no assurances can be provided that the Bankruptcy Court will approve the settlement and the modifications. If the settlement is ultimately approved by the Bankruptcy Court, the Company will record a charge for the settlement amount in Discontinued Operations and will reflect an increase in Discontinued Operations (liabilities subject to compromise) in the same amount. If the settlement is not approved by the Bankruptcy Court, the amount of the third party’s claim would not be resolved and the third party would retain its rights to object to the Plan and pursue any other remedies it determined appropriate.
Additional Conditional Settlements with Insurers
As previously disclosed in the September 2005 Form 10-Q, through September 30, 2005 the Company had entered into certain conditional settlement agreements with insurers under which the insurers agreed (in aggregate) to pay approximately $208.0 million in respect of substantially all coverage under certain policies having a combined face value of approximately $257.0 million. The Bankruptcy Court has approved both of these conditional settlements. The Company also has disclosed that additional conditional insurance settlements were possible. During November 2005, the Company entered into additional conditional insurance settlement agreements with 8 different groups of insurers under which the insurers (in aggregate) agreed to pay approximately $154.0 million in respect of substantially all coverage under certain policies having a combined face value of approximately $186.0 million. The conditional terms and structures of these additional agreements were substantially the same as the disclosed terms of the earlier agreements except that certain of the settlement payments would be made to the applicable personal injury trust over time rather than in a lump sum (for example, assuming, among other things, an emergence in early to mid 2006, payments would be made as follows: approximately $94.0 million in 2006, $21.0 in 2007 and approximately $39.0 million in relatively ratable amounts between 2008 and 2014). The additional conditional insurance settlements are subject to Bankruptcy Court approval and, similar to the previous agreements, are null and void if the Company does not emerge from Chapter 11 pursuant to terms of the Plan. The Company continues to believe that ultimate collection of the approximately $965.0 million of personal injury-related insurance receivables in total is probable, even if the conditional insurance settlements are approved by the Bankruptcy Court and become effective. However, no assurances can be provided that Bankruptcy Court approval will be obtained or that the Plan will become effective.
Negotiations with other insurers continue.
Item 9.01 Financial Statements and Exhibits
(c)	Exhibits
*	99.1 Press Release dated November 29, 2005

*	Included with this filing.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAISER ALUMINUM & CHEMICAL CORPORATION (Registrant)
	By:	/s/ Daniel D. Maddox
Dated: November 29, 2005		Daniel D. Maddox
Vice President and Controller

EXHIBIT INDEX

Exhibit 99.1	Press Release dated November 29, 2005*

*	Included with this filing.